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                                                                EXHIBIT 3(i)


                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       of
                         ALLIED CAPITAL ADVISERS, INC.
                            (a Maryland corporation)


        FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is: Allied Capital Advisers, Inc.

        SECOND: The purposes for which the Corporation is organized are as follows:

        A. To render advice and consulting services to corporations, individuals, partnerships and other business entities; to enter into contracts with any of such entities for the purpose of carrying out such advisory and consulting services; to register as an investment adviser with such agencies and in such jurisdiction where such registration is deemed appropriate; and to do all such other acts as may be related or incidental to the purposes of an investment adviser, merchant bank or similar financial institution;

        B. To purchase, acquire, hold, own, improve, develop, sell, convey, assign, release, mortgage, encumber, use, lease, hire, manage, deal in and otherwise dispose of real property and personal property of every kind and nature or any interest therein, improved or otherwise, including stocks and securities of other corporations; to loan money; to take securities for the payment of all sums due the Corporation; to sell, assign and release such securities;

        C. To equip, furnish, improve, develop and manage any property, real or personal; to invest, trade and deal in any personal property; to encumber or dispose of any personal property at any time held or owned by the Corporation;

        D. To engage in, operate and acquire interests in any kind of business, of whatever nature, which may be permitted by law;

        E. To import, export, produce, buy, sell and otherwise deal in and with, good, wares and merchandise of every kind, class and description;

        F. To acquire all or any part of the good will, rights, property and business of any individual, association, partnership, joint venture, corporation or other legal entity; to hold, utilize, enjoy and in any manner dispose of the whole or any part of the rights, property and business so acquired; to assume in connection therewith any liabilities of any such individual, association, partnership, joint venture, corporation or other legal entity;

        G. To acquire, by purchase, subscription or in any other manner, take, receive, hold, use, employ, sell, assign, transfer, exchange, pledge, mortgage, lease, dispose of and otherwise deal in and with any shares of stock or other shares, voting trust certificates, bonds, debentures, notes, mortgages or other obligations, securities or evidences of indebtedness, and any certificates, receipts, warrants or other instruments evidencing rights or options to receive, purchase or subscribe for the same or representing any other rights or interests therein nor in any property or assets, issued or created by any individual, association, partnership, joint venture, corporation, government (or subdivision or agency thereof) or other legal entity, wherever organized and wherever doing business; to possess and exercise in respect thereof any and all of the rights, powers and privileges of individual holders including, without limitation, the right to vote any shares of stock so held or owned and, upon a distribution of the assets or a division of the profits of the Corporation, to distribute any such shares of stock or other shares, voting trust certificates, bonds or other obligations, securities or evidences of indebtedness (or the proceeds thereof) among the stockholders of the Corporation;


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        H.      To erect commercial buildings and other buildings, private or public of all kinds, and to sell and rent the same; to contract, enlarge, repair, grade, pave, dedicate, remodel or otherwise engage in any work upon buildings of every nature, roads, avenues, highways, paths,s walks, parks, playgrounds and sidewalks; to engage in iron, steel, wood, brick, concrete, stone, cement, masonry, glass and earth construction; to execute contracts or to receive assignments of contract therefor or relating thereto; to manufacture and furnish the building materials and supplies connected therewith;

        I. To apply, for obtain, purchase or otherwise acquire any patents,s copyrights, licenses, trademarks, trade names, rights, processes, formulae and the like; to use, exercise, develop and grant licenses in respect of, sell and otherwise turn to account the same;

        J. To purchase (or otherwise acquire), hold, sell, retire, reissue or otherwise dispose of shares of its own stock of any class in any manner now or hereafter authorized or permitted by law, and to pay therefor, with cash or other property;

        K. To borrow or raise money and to issue bonds, debentures, notes or other obligations of any nature (and in any manner permitted by law) for money so borrowed or in payment for property purchased, or for any other lawful consideration, and to secure the payment thereof, and of the interest thereon, by mortgage upon, pledge, conveyance or assignment in trust of, the whole or any part of the property of the Corporation, real or personal, including contract rights, whether at the time owned or thereafter acquired; to sell, pledge, discount or otherwise dispose of such bonds, debentures, notes or other obligations of the Corporation;

        L. To aid, by loan, subsidy, guaranty or in any lawful manner whatsoever, any individual, association, partnership, joint venture, corporation or other legal entity whose stocks, bonds, notes, debentures or other obligations, securities or evidences of indebtedness are in any manner directly or indirectly held or guaranteed by the Corporation, or by any corporation in which the Corporation may have an interest directly or indirectly as stockholder, creditor, guarantor or otherwise, or whose shares or securities are owned by the Corporation; to do any and all lawful acts and things designed to protect, preserve, improve or enhance the value of any stocks, bonds, notes, debentures or other obligations, securities or evidences of indebtedness of any individual, association, partnership, joint venture, corporation or other legal entity in which the Corporation has an interest directly or indirectly as a stock holder, creditor, guarantor or otherwise, or whose shares or securities are owned by the Corporation, or to lend money with or without collateral security;

        M. To guarantee the payment of dividends upon any shares of stock of any other association or corporation; to guarantee the performance of any contract by any individual, association, partnership, joint venture, corporation or other legal entity; to endorse or otherwise guarantee the payment of principal and interest, or either, of any bonds, debentures, notes securities or other evidences of indebtedness created or issued by any such individual, association, partnership, joint venture, corporation or other legal entity, it not being necessary that any such guaranty or endorsement shall ben intended to result in any benefit to the Corporation (it being understood that in no way shall the corporation act as a surety company);

        N. To carry out all or any part of the purposes set forth herein as principal, broker, factor, agent, contractor or otherwise, either alone, through or in conjunction with any individual, association, partnership, corporation or other legal entity; to make, execute and perform any contracts or agreements and to do any other acts and things for the accomplishment of any of the purposes set forth herein or incidental to such purposes, or which at any time may appear conducive to or expedient for the accomplishment of any such purposes;

        O. To carry out all of the purposes set forth herein in any or all states, territories, districts, dependencies and possessions of the United States of America and any foreign country; to maintain offices and agencies in any or all states, territories, districts, dependencies and possessions of the United States of America and any foreign country;


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        P.     To organize, incorporate, reorganize, liquidate and dissolve any association, partnership, joint venture, corporation (subsidiary, affiliated or other) or other legal entity for any purpose permitted by law; to invest in any manner in any association, partnership, joint venture, corporation (subsidiary, affiliated or other) or other legal entity;

        Q. To do any act or thing and exercise any power suitable, convenient or proper for the accomplishment of any of the purposes set forth herein or incidental to such purposes, or which at any time may appear conducive to or expedient for the accomplishment of any of such purposes; and

        R. To have and exercise any and all powers and privileges now or hereafter conferred by the general laws of the State of Maryland upon corporations formed under such laws.

        The foregoing enumeration of the purposes of the Corporation is made in furtherance and not in limitation of the powers conferred upon the Corporation by law. The mention of any particular purpose is not intended in any manner to limit or restrict the generality of any other purpose mentioned, or to limit or restrict any of the powers of the Corporation. The Corporation shall have, enjoy and exercise all of the powers and rights now or hereafter conferred by the laws of the State of Maryland upon corporations of a similar character, it being the intention that the purposes set forth in each of the paragraphs of this Article shall, except as otherwise expressly provided, in nowise be limited or restricted by reference to or inference from the terms of any other clause or paragraph of this or any other Article of these Articles of Incorporation, or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as purposes; provided, however, that nothing herein contained shall be deemed to authorize or permit the Corporation to carry on any business or exercise any power, or do any act which a corporation formed under the general laws of the State of Maryland may not at the time lawfully carry on or do.

    THIRD: The post office address of the principal office of the Corporation in the State of Maryland is: 5422 Albia Road, Bethesda, Maryland 20816. The name and post office address of the resident agent of the Corporation in the State of Maryland are: G. Cabell Williams, II1, 5422 Albia Road, Bethesda (Montgomery County), Maryland 20816. Said resident agent is a citizen of the State of Maryland and actually resides therein.

    FOURTH:

        A. The total number of shares of stock of all classes which the Corporation has authority to issue is twenty million (20,000,000) shares of capital stock, with a par value of One Mil ($0.001) per share, amounting in aggregate par value to Twenty Thousand Dollars ($20,000). All of such shares are initially classified as 'Common Stock'. The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption or other rights of such shares of stock.

        B. The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

               (1) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall he vested in the holders of the Common Stock;

               (2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation's stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable; and




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          (3)     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

     C. Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of these Articles of Incorporation, as they may subsequently be amended, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

          (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph;

          (2) Whether or not and, if so, the rates, amount and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent, or non-cumulative and as participating or non-participating;

          (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights;

          (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine;

          (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in caw of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there "I be any sinking fund or purchase account in respect thereof, and if so, the terms thereof;

          (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class of series of stock;

          (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the


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use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this sub-paragraph, and, if so, the terms and conditions thereof; and

          (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Articles of Incorporation, as they may subsequently be amended.

     D. For the purposes hereof and of any Articles Supplementary to these Articles of Incorporation providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or documents), any class or series of stock of the Corporation shall be deemed to rank:

          (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

          (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

          (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

   FIFTH: The number of directors of the Corporation shall be in accordance with the provisions of the General Corporation Law of the State of Maryland, which number may be changed pursuant to the provisions set forth in the Bylaws of the Corporation, but shall never be less than the number permitted by law.

   SIXTH:     The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the Board of Directors and stockholders:

     A. The Board of Directors of the Corporation is hereby empowered to authorize and direct the issuance from time to time or at any time or times of the shares of stock of the Corporation of any class, now or hereafter authorized, any options or warrants for such shares permitted by law, any rights to subscribe to or purchase such shares and any other securities of the Corporation, for such consideration as the Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Bylaws of the Corporation.

     B. Unless specifically provided elsewhere herein or in any Articles Supplementary, no holder of shares of stock of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive (i) any shares of stock of the Corporation of any class, now or hereafter authorized, (ii) any options or warrants for any such preferential or preemptive shares, (iii) any rights to subscribe to or purchase any such shares, or (iv) any other securities of the Corporation which may at any time or from time to time be issued, sold or offered for sale by the Corporation.

     C. The Board of Directors of the Corporation is hereby empowered to adopt Bylaw provisions with respect to the indemnification of directors, officers, employees, agents and other persons and to make such



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     C.     The Board of Directors of the Corporation is hereby empowered to adopt Bylaw provisions with respect to the indemnification of directors, officers, employees, agents and other persons and to make such other indemnification as it shall deem expedient and in the best interests of the Corporation to the extent permitted by law and Article SEVENTH hereof

     D. The provisions relating to certain special voting requirements set forth in Title 3, Subtitle 6 of the General Corporation Law of the State of Maryland and the provisions relating to certain control shares set forth in Title 3, Subtitle 7 of the General Corporation Law of the State of Maryland shall not be applicable, pursuant to Sections 3-603(e)(iii) and 3-702(b) thereof, respectively, to the shares of the Corporation which are owned by, or which shall in the future be issued to and owned by, any employee stock ownership plan, incentive stock ownership plan or other similar plan established now or in the future for the benefit of the Corporation's directors, officers, employees or affiliates, and, without limiting the foregoing, none of such shares owned by any such plan shall, for purposes of such subtitles, be aggregated with any shares owned individually by any beneficiaries of any such plan.

     E. The Board of Directors is expressly authorized to make, amend, alter, repeal or rescind the Bylaws of the Corporation.

     F. The Corporation reserves the right to amend these Articles of Incorporation in any way which alters the contract rights, as expressly set forth in these Articles of Incorporation, of any outstanding stock of the Corporation and substantially adversely affects any of the rights of any of the holders of any outstanding stock of the Corporation.

     SEVENTH:

     A. The Corporation shall indemnify (i) its directors and officers, whether serving the Corporation or, at its request, any other entity, to the full extent permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment to or repeal of this Article SEVENTH shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

     B. To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment to or repeal of this Article SEVENTH shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

   EIGHTH:    The duration of the Corporation shall be perpetual.




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